Exhibit 10.8

Letter of Undertaking

To: Sichuan Dalu Huazhan Commercial Operation Management Co., Ltd. (the “Guaranteed Party”)

Whereas:

(1) Regarding the 83 carports involved in certain assets entrustment management agreement for Yusha Life Plaza Project between the Guaranteed Party and Sichuan Dalu Real Estate Development Co., Ltd., the nature of the land use right for these parking spaces is considered allocated. The real estate in this project has been mortgaged.

(2) Regarding the buildings involved in certain asset entrustment management agreement for the Chongdian Yigang Project (the “GDYG” project) between the Guaranteed Party and Sichuan Dalu Investment Management Co, Ltd., the nature of the right to use the buildings is industrial, but they are currently used for commercial purposes. The acquisition of this project did not go through public bidding and other open competitive bidding procedures, and the mortgage situation of this project is also unclear.

(3) The real estate in certain asset entrustment management agreement for Meidi Xiting project between the Guaranteed Party and Sichuan Dalu Chengxi Real Estate Co., Ltd. has been mortgaged.

(4) The real estate in certain asset entrustment management agreement for No. 2 Dongsheng Street project between the Guaranteed Party and Sichuan Dalu Real Estate Development Co., Ltd. has been mortgaged.

(5) The real estate in certain asset entrustment management agreement  for Shaocheng Building between the Guaranteed Party and Sichuan Dalu Jincheng Real Estate Co., Ltd. has been mortgaged.

(6) The real estate in certain property operation and management service agreement, for Dalu Yang’s Sunshine Complex Building between the Guaranteed Party and Dalu Yang has been mortgaged.

(7) The real estate in the certain property operation and management service agreement for Dalu International property owned by Sichuan Dalu Real Estate Development Co., Ltd. between the Guaranteed Party and Sichuan Dalu Real Estate Development Co., Ltd. has been mortgaged.

As the guarantor, the Company hereby irrevocably undertakes to the Guaranteed Party as follows:

1.	If the buildings entrusted to the Guaranteed Party for operation and management, or leased out to third parties under the above-mentioned agreements, become subject to foreclosure due to the mortgage on these buildings, resulting in the termination of the relevant agreements, or if the relevant agreements are terminated due to issues with the land rights of these buildings, or if the relevant agreements are terminated due to failure to follow the required procedures for obtaining the operation rights of these buildings, and the Guaranteed Party suffers losses therefrom, the Guarantor shall compensate the Guaranteed Party for all such losses, including but not limited to income losses and liquidated damages incurred by the Guaranteed Party under the relevant agreements.

2.	The scope of the Guarantor’s guarantee includes: the principal amount of the debt, overdue interest, liquidated damages, damages, and the expenses incurred by the Guaranteed Party in realizing its creditor’s rights. The expenses for realizing creditor’s rights include, but are not limited to, collection fees, litigation fees (or arbitration fees), preservation fees, enforcement fees, attorney’s fees, travel expenses, notarization fees, announcement fees, assessment fees, auction fees, and other related expenses. The guarantee method is joint liability guarantee.

Guarantor: Sichuan Dalu Group Co., Ltd. (the “Company”)
Date: November 17, 2022